Exhibit 23.1

Consent of Ernst & Young LLP

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Landry’s Restaurants, Inc. 2003 Equity Incentive Plan and to the incorporation by reference therein of our report dated February 11, 2004, with respect to the consolidated financial statements of Landry’s Restaurants, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Houston, Texas

March 9, 2004